Exhibit 99.1

Airgas Reports Fiscal Third Quarter Earnings

  Third quarter diluted EPS of $1.05, up 13% over prior year, and adjusted diluted EPS* of $1.04, up 7% over prior year
  Third quarter organic sales up 4% over prior year; Distribution segment organic sales up 2% over prior year
  Third quarter operating margin of 12.2%, up 80 basis points over prior year, and adjusted operating margin* of 12.1%, up 30 basis points over prior year
  Year-to-date free cash flow* of $219 million, up 25% over prior year
  Return on capital* of 12.4%, up 10 basis points over prior year
  Revised fiscal year 2013 diluted EPS guidance to $4.40 to $4.46 from $4.42 to $4.57; revised fiscal year 2013 adjusted diluted EPS* guidance to $4.40 to $4.46 from $4.45 to $4.60

RADNOR, Pa.--(BUSINESS WIRE)--January 24, 2013--Airgas, Inc. (NYSE: ARG), one of the nation’s leading suppliers of industrial, medical, and specialty gases, and related products, today reported sales and earnings growth for its third quarter ended December 31, 2012, which reflected the impact of continued economic uncertainty and moderation in business conditions on its diversified customer base. Results for the quarter also reflected the realization of SAP-related benefits as planned, tempered by slightly higher than anticipated implementation costs.

Third quarter earnings per diluted share were $1.05, an increase of 13% over prior year earnings per diluted share of $0.93. Excluding a net $0.01 benefit from certain lower-than-expected restructuring costs, adjusted earnings per diluted share* were $1.04, an increase of 7% over prior year adjusted earnings per diluted share* of $0.97. Results included SAP implementation costs and depreciation expense, net of benefits realized, of $0.03 per diluted share in the current year quarter compared to $0.10 of expense in the prior year quarter.

	Third Quarter
	FY2013	FY2012	% Change
Earnings per diluted share (GAAP)	$1.05	$0.93	13%
Restructuring and other special charges (benefits), net	(0.01)	0.02
Costs (benefits) related to unsolicited takeover attempt	-	(0.01)
Multi-employer pension plan withdrawal charges	-	0.03
Adjusted earnings per diluted share (non-GAAP)	$1.04	$0.97	7%

“Moderating activity levels in our industrial customer base throughout the quarter were further exacerbated in late December by uncertainty around the fiscal cliff and by the timing of the holidays during the work week,” said Airgas Executive Chairman Peter McCausland. “We’re pleased to be on target for our SAP benefits, which contributed to the Distribution segment’s 200 basis point year-over-year expansion in gross margin and 30 basis point year-over-year expansion in operating margin on very modest sales growth. Although implementation costs were slightly higher than anticipated during the quarter, we demonstrated the ability to achieve the SAP benefits, and that reinforces that this program will create substantial shareholder value. Acquisition activity was another bright spot in the quarter, as we added seven businesses with aggregate annual revenues of $75 million. Though we remain appropriately cautious about near-term business conditions, we’re very optimistic about the long-term prospects for the U.S. manufacturing and energy industries, as well as non-residential construction, and our ability to leverage our unique value proposition and unrivaled platform to drive growth. Some of the most challenging aspects of the SAP implementation are behind us, we’re building momentum, and we’re ready to capitalize on any improvement in the U.S. economy.”

“The SAP implementation is on-schedule, with only one region remaining to convert to the new system,” said Airgas Chief Executive Officer Michael L. Molinini. “To ensure the long-term success of this initiative, we expect to incur slightly higher than anticipated SAP-related expenses in our fourth quarter and to continue to incur some SAP-related costs during the first half of fiscal 2014 for post-conversion support and training. Our expectation that we will achieve our projected $75 to $125 million in run-rate operating income benefits by the end of calendar 2013, however, remains unchanged. These SAP milestones and the growth initiatives we presented at our analyst meeting in December, which support our fiscal 2016 financial goals, all make for a bright future for this company.”

Third quarter sales were $1.21 billion, an increase of 5% over the prior year. Organic sales in the quarter were up 4% over the prior year, with gas and rent up 6% and hardgoods down 1%. Organic sales in the Distribution business segment were up 2% over the prior year, with gas and rent up 5% and hardgoods down 1%.

Operating margin was 12.2% for the third quarter and included 90 basis points of impact from SAP implementation costs and depreciation expense. Prior year operating margin was 11.4% and included 110 basis points of impact from SAP implementation costs and depreciation expense. Adjusted operating margin* was 12.1% and 11.8% in the current and prior year quarters, respectively.

Return on capital* was 12.4% for the twelve months ended December 31, 2012, an increase of 10 basis points over the prior year.

Year-to-date free cash flow* through the third quarter was $219 million, an increase of 25% over the prior year, and adjusted cash from operations* was $451 million, an increase of 8% over the prior year. During the third quarter, the Company repurchased 2.47 million shares on the open market for $222 million, reflecting an average price of $89.93 per share. The impact of share repurchases on weighted average diluted shares outstanding was largely offset by stock option exercises in the quarter.

Since the beginning of its fiscal year, the Company has acquired fifteen businesses with aggregate annual revenues of more than $94 million.

Guidance

The Company expects earnings per diluted share for the fourth quarter of fiscal 2013 to increase 4% to 10% from $1.12 in the prior year to $1.17 to $1.23. The Company expects adjusted earnings per diluted share* for the fourth quarter of fiscal 2013 to increase 6% to 12% from $1.11 in the prior year to $1.18 to $1.24. Guidance for both earnings per diluted share and adjusted earnings per diluted share* reflects an estimated year-over-year decline of $0.04 from the impact of one less selling day in the fiscal 2013 fourth quarter, an estimated year-over-year decline of $0.01 from the impact of lower sales due to helium supply constraints, and an estimated year-over-year decline of $0.02 due to a higher tax rate, as well as approximately $0.04 to $0.06 of expected SAP-related benefits, net of implementation costs and depreciation expense, compared to $0.09 of expense in the prior year. Guidance does not reflect the impact from potential share repurchases in the fourth quarter under the Company’s current share repurchase authorization.

For fiscal 2013, the Company expects earnings per diluted share to increase 10% to 12% from $4.00 in the prior year to $4.40 to $4.46. The Company expects adjusted earnings per diluted share* to increase 7% to 9% from $4.11 in the prior year to $4.40 to $4.46. Guidance for both earnings per diluted share and adjusted earnings per diluted share* reflects an estimated year-over-year decline of $0.07 from the impact of two less selling days in fiscal 2013, an estimated year-over-year decline of $0.07 from the impact of lower sales due to helium supply constraints, and an estimated year-over-year decline of $0.02 due to a higher tax rate, as well as approximately $0.16 to $0.18 of SAP implementation costs and depreciation expense, net of expected benefits, compared to $0.34 of SAP implementation costs and depreciation expense in the prior year. Guidance does not reflect the impact from potential share repurchases in the fourth quarter under the Company’s current share repurchase authorization.

Fiscal 2013 adjusted earnings per diluted share* guidance excludes the following restructuring and other special charges and net benefits: a $0.05 charge in the first quarter; a $0.02 charge in the second quarter; a $0.01 net benefit in the third quarter; and an expected charge of $0.01 in the fourth quarter (resulting in an expected net charge of $0.07 for the full year). Fiscal 2013 guidance also excludes a $0.07 gain on the sale of businesses in the first quarter. Special gains and charges and net benefits in fiscal 2012 were a net total charge of $0.11.

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Thursday, January 24. The teleconference will be available by calling (888) 228-5281 (U.S./Canada) or (913) 312-1507 (International). The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on demand webcast of the teleconference) are available in the “Investor Information” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through February 22 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through February 1. To listen, call (888) 203-1112 (U.S./Canada) or (719) 457-0820 (International) and enter passcode 6472077.

Note that the Company has changed its reference to sales adjusted for the impact of acquisitions and divestitures from “same-store sales” to “organic sales.” Growth rates presented in prior periods and the underlying calculation have not been materially affected by this change.

* See attached reconciliations and computations of non-GAAP adjusted earnings per diluted share, adjusted operating margin, adjusted cash from operations, adjusted capital expenditures, free cash flow, and return on capital.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 15,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: expectations related to the fourth quarter of fiscal 2013, including earnings per diluted share of $1.17 to $1.23, adjusted earnings per diluted share of $1.18 to $1.24, a year-over-year decline of $0.04 from the impact of one less selling day in the fourth quarter of fiscal 2013, a year-over-year decline of $0.01 per diluted share from the impact of lower sales due to helium supply constraints, a decline of $0.02 due to a higher tax rate, as well as $0.04 to $0.06 per diluted share of SAP-related benefits, net of implementation costs and depreciation expense, and $0.01 per diluted share of restructuring and other special charges; expectations related to fiscal year 2013, including earnings per diluted share and adjusted earnings per diluted share of $4.40 to $4.46, a year-over-year decline of $0.07 from the impact of two less selling days in fiscal 2013, a year-over-year decline of $0.07 per diluted share from the impact of lower sales due to helium supply constraints, a decline of $0.02 due to a higher tax rate, approximately $0.16 to $0.18 per diluted share of SAP implementation costs and depreciation expense, net of expected benefits, and a net $0.07 per diluted share of restructuring and other special charges; expectations regarding future SAP implementation costs, our realization of economic benefits from our SAP implementation, shareholder value creation, and the completion of the SAP implementation and related distractions; and our outlook for future earnings growth, the near-term business environment, and our long-term prospects. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: continued or increased disruption in our helium supply chain; adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion or implementation problems related to the SAP system that disrupt our business and negatively impact customer relationships; our ability to achieve anticipated benefits enabled by our conversion to the SAP system; higher than expected costs related to our Business Support Center transition; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; the economic recovery in the U.S.; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2012 Form 10-K, subsequent Forms 10-Q, and other Forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations and computations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net sales	$1,207,708	$1,153,751	$3,694,574	$3,505,134

Costs and expenses:
Cost of products sold (excluding depreciation) (a)	527,452	520,409	1,648,503	1,603,282
Selling, distribution and administrative expenses (b)	462,288	433,050	1,380,720	1,279,933
Restructuring and other special charges (benefits), net (c)	(1,729)	2,431	6,426	18,261
Costs (benefits) related to unsolicited takeover attempt (d)	-	(1,170)	-	(7,870)
Depreciation	65,804	61,575	194,820	182,224
Amortization	6,614	6,437	19,950	18,841
Total costs and expenses	1,060,429	1,022,732	3,250,419	3,094,671

Operating income (a)	147,279	131,019	444,155	410,463

Interest expense, net	(16,472)	(15,741)	(48,102)	(49,815)
Other income, net (e)	805	1,375	10,329	1,524

Earnings before income taxes	131,612	116,653	406,382	362,172

Income taxes (a)	(48,697)	(44,095)	(151,649)	(136,766)

Net earnings (a)	$82,915	$72,558	$254,733	$225,406

Net earnings per common share:

Basic earnings per share (a)	$1.07	$0.96	$3.30	$2.94

Diluted earnings per share (a)	$1.05	$0.93	$3.23	$2.88

Weighted average shares outstanding:
Basic	77,417	75,940	77,123	76,632
Diluted	78,944	77,705	78,883	78,340

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	(Unaudited)
	December 31,	March 31,
	2012	2012

ASSETS
Cash	$66,606	$44,663
Trade receivables, net	645,174	652,439
Inventories, net	462,379	408,438
Deferred income tax asset, net	53,898	49,617
Prepaid expenses and other current assets	160,900	119,049
TOTAL CURRENT ASSETS	1,388,957	1,274,206

Plant and equipment, net	2,674,258	2,616,059
Goodwill	1,198,698	1,163,803
Other intangible assets, net	230,469	214,204
Other non-current assets	46,679	52,313
TOTAL ASSETS	$5,539,061	$5,320,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$157,384	$174,868
Accrued expenses and other current liabilities	347,724	356,344
Short-term debt (f)	284,305	388,452
Current portion of long-term debt (g)	305,342	10,385
TOTAL CURRENT LIABILITIES	1,094,755	930,049

Long-term debt, excluding current portion (h)	1,706,926	1,761,902
Deferred income tax liability, net	811,547	793,957
Other non-current liabilities	88,087	84,419

Stockholders’ equity	1,837,746	1,750,258
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,539,061	$5,320,585

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (a)	$254,733	$225,406
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	194,820	182,224
Amortization	19,950	18,841
Impairment (c)	1,729	2,500
Deferred income taxes (a)	14,163	38,088
Gain on sales of plant and equipment	(126)	(65)
Gain on sale of businesses	(6,822)	-
Stock-based compensation expense	22,744	21,352

Changes in assets and liabilities, excluding effects of business acquisitions and divestitures:
Trade receivables, net	15,579	(37,360)
Inventories, net (a)	(49,972)	(27,954)
Prepaid expenses and other current assets	(37,410)	(10,908)
Accounts payable, trade	(19,594)	(9,801)
Accrued expenses and other current liabilities	(6,526)	(62,329)
Other non-current assets	2,626	2,059
Other non-current liabilities	(836)	(1,002)
Net cash provided by operating activities	405,058	341,051

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(244,052)	(263,398)
Proceeds from sales of plant, equipment and businesses	23,438	12,199
Business acquisitions and holdback settlements	(94,630)	(96,970)
Other, net	(1,668)	(1,473)
Net cash used in investing activities	(316,912)	(349,642)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in short-term debt (f)	(104,181)	406,701
Proceeds from borrowings of long-term debt (h)	260,372	1,065,560
Repayment of long-term debt	(18,115)	(1,147,735)
Financing costs	(2,076)	(4,567)
Purchase of treasury stock (i)	(222,163)	(300,000)
Proceeds from the exercise of stock options	78,091	22,890
Stock issued for the Employee Stock Purchase Plan	12,781	11,361
Tax benefit realized from the exercise of stock options	33,352	10,914
Dividends paid to stockholders	(92,655)	(70,819)
Change in cash overdraft	(11,609)	2,858
Net cash used in financing activities	(66,203)	(2,837)

Change in cash	$21,943	$(11,428)
Cash – Beginning of period	44,663	57,218
Cash – End of period	$66,606	$45,790

See attached Notes.

Notes:

a)	As a result of the Company’s operating realignment into four divisions, the Company initiated a related change in its legal entity structure on January 1, 2012 whereby the majority of Airgas’ distribution businesses have merged or will merge into a single limited liability company (“LLC”) of which the Company is the sole member. The new legal structure necessitated conformance of certain of the Company’s accounting policies, including those around inventory valuation. As a result, effective January 1, 2012, the Company changed its method of accounting for the portion of its hardgoods inventory valued using the last-in, first-out (“LIFO”) method to the average-cost method. The Company applied this change in accounting principle through retrospective application to the prior year’s financial statements. The impact of the change led to increases in operating income of $407 thousand and $895 thousand for the three and nine months ended December 31, 2011, respectively, and a $0.01 increase in previously reported diluted earnings per share for the nine-month period ended December 31, 2011.

b)	Included within selling, distribution and administrative expenses are costs related to the Company’s SAP implementation of $8.7 million and $9.8 million for the three months ended December 31, 2012 and 2011, respectively. SAP implementation costs of $27.3 million and $24.1 million were included in the consolidated results for the nine months ended December 31, 2012 and 2011, respectively. Also included within selling, distribution and administrative expenses are multi-employer defined benefit pension plan (“MEPP”) withdrawal charges of $3.4 million and $4.3 million for the three and nine months ended December 31, 2011, respectively. As collective bargaining agreements (“CBAs”) came up for renewal, the Company actively negotiated the withdrawal from MEPPs replacing those retirement plans for CBA employees with defined contribution plans. At December 31, 2012, the Company has successfully negotiated its withdrawal from all MEPPs in which it previously participated and has fully accrued for the related withdrawal assessments.

c)	Restructuring and other special charges consist of a net benefit of $1.7 million for the three months ended December 31, 2012 and a net cost of $6.4 million for the nine months ended December 31, 2012. In May 2011, the Company announced its plan to realign its twelve regional distribution companies into four new divisions, and to consolidate its regional company accounting and certain administrative functions into four newly created Business Support Centers. As a result of the plan, the Company recorded a restructuring charge of $13.3 million during the three months ended June 30, 2011 for severance benefits expected to be paid under the Airgas, Inc. Severance Pay Plan to employees whose jobs were eliminated as a result of the realignment. During the three months ended December 31, 2012, the Company re-evaluated its remaining severance liability related to the realignment and, as a result of this analysis, reduced its severance liability by $3.7 million. The reduction in the severance liability was driven by fewer than expected individuals meeting the requirements to receive severance benefits. This reduction was due to both the retention of employees through relocation or acceptance of new positions, as well as former associates who chose not to remain with the Company through their designated separation dates. Offsetting the benefit from the reduction to the severance liability were additional restructuring and other related costs of $2.0 million and $8.4 million for the three and nine months ended December 31, 2012, respectively, primarily related to transition staffing, legal and other costs associated with the realignment and LLC formation. In addition to the restructuring and other related costs, in June 2012, the Company re-evaluated the economic viability of a small hospital piping construction business and, as a result of an impairment analysis performed on the assets at the associated reporting unit, the Company recorded a charge of $1.7 million related to certain of the intangible assets associated with this business for the three months ended June 30, 2012.

For the three and nine months ended December 31, 2011, restructuring and other special charges were $2.4 million and $18.3 million, respectively. During the three months ended December 31, 2011, the Company recorded restructuring and other related costs of $2.4 million primarily related to facility closure, transition staffing, legal and other costs associated with the realignment. Combined with the $13.3 million restructuring charge for severance benefits recorded during the three months ended June 30, 2011, total restructuring and other related costs were $15.7 million during the nine months ended December 31, 2011. In addition to the restructuring and other related costs, the Company recorded a special charge related to an impairment analysis. In August 2011, the Company received 24 months notice that a supplier’s hydrogen plant, which generates CO2 as a by-product that serves as the feedstock for the Company’s co-located liquid CO2 plant, will cease operations in calendar year 2013. The Company expects the hydrogen plant to continue to supply the feedstock for its liquid CO2 plant during the remaining period. As a result of an impairment analysis performed on the assets at this location, the Company recorded a charge of $2.5 million during the three months ended September 30, 2011.

d)	During the three and nine months ended December 31, 2011, the Company recognized $1.2 million and $7.9 million, respectively, of benefits from lower than previously estimated net costs related to the fiscal 2011 unsolicited takeover attempt by Air Products and Chemicals, Inc.

e)	On June 1, 2012, the Company divested the assets and operations of five branch locations in western Canada. The Company realized a gain on the sale of $6.8 million ($5.5 million after tax) recorded in other income in its Consolidated Statement of Earnings. The operations were included in the Distribution business segment and contributed net sales that were not material to the Company’s Consolidated Statement of Earnings.

f)	The Company participates in a $750 million commercial paper program supported by its Credit Facility. This program allows the Company to obtain favorable short-term borrowing rates with maturities that may vary, but will generally not exceed 90 days from the date of issue. The Company has used proceeds from the commercial paper program to pay down amounts outstanding under its Credit Facility and for general corporate purposes. At December 31, 2012, $284 million was outstanding under the commercial paper program.

g)	On October 1, 2012, the Company’s $300 million 2.85% notes were reclassified to the “Current portion of long-term debt” line item of the Company’s Consolidated Balance Sheet. The notes mature on October 1, 2013.

h)	The Company’s Credit Facility matures on July 19, 2016. Including the borrowings under the commercial paper program, approximately $376 million was available to the Company under the Credit Facility at December 31, 2012. On November 26, 2012, the Company issued $250 million of 2.90% senior notes maturing on November 15, 2022. The net proceeds from the offering were used for general corporate purposes, including to fund acquisitions, repay indebtedness under the Company’s commercial paper program, and repurchase shares pursuant to the Company’s stock repurchase program.

i)	On October 23, 2012, the Company announced a $600 million share repurchase program. During the three months ended December 31, 2012, the Company repurchased 2.47 million shares on the open market at an average price of $89.93. At December 31, 2012, $378 million was available for additional share repurchases under the program. During the three months ended June 30, 2011, the Company completed a $300 million share repurchase program announced on May 5, 2011, repurchasing 4.46 million shares on the open market at an average price of $67.19.

j)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Business segment operating results for the prior year quarter and prior year-to-date periods were adjusted for the retrospective application of the LIFO-to-average-cost change in accounting principle implemented during the three months ended March 31, 2012. Amounts in the “Eliminations and Other” column below reported for net sales and cost of products sold (excluding depreciation) represent the elimination of intercompany sales and associated gross profit on sales from the Company’s All Other Operations business segment to the Distribution business segment. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reports expenses (excluding depreciation) related to the implementation of its SAP system and the Company’s withdrawal from various MEPPs under selling, distribution and administrative expenses in the “Eliminations and Other” column below. Additionally, the Company’s net restructuring and other special charges (benefits) and the legal, professional and other costs (benefits) incurred as a result of Air Products’ unsolicited takeover attempt are not allocated to the Company’s business segments. These costs (benefits) are also reflected in the “Eliminations and Other” column below.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	December 31, 2012				December 31, 2011
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$642,884	$138,152	$(8,062)	$772,974	$611,005	$119,409	$(8,959)	$721,455
Hardgoods	433,218	1,518	(2)	434,734	430,724	1,578	(6)	432,296
Total net sales	1,076,102	139,670	(8,064)	1,207,708	1,041,729	120,987	(8,965)	1,153,751

Cost of products sold (excluding depreciation)	461,917	73,599	(8,064)	527,452	467,592	61,782	(8,965)	520,409
Selling, distribution and administrative expenses	408,704	44,866	8,718	462,288	379,894	40,002	13,154	433,050
Restructuring and other special charges (benefits), net	-	-	(1,729)	(1,729)	-	-	2,431	2,431
Costs (benefits) related to unsolicited takeover attempt	-	-	-	-	-	-	(1,170)	(1,170)
Depreciation	60,372	5,432	-	65,804	56,695	4,880	-	61,575
Amortization	5,384	1,230	-	6,614	5,171	1,266	-	6,437
Operating income	$139,725	$14,543	$(6,989)	$147,279	$132,377	$13,057	$(14,415)	$131,019

	(Unaudited)				(Unaudited)
	Nine Months Ended				Nine Months Ended
	December 31, 2012				December 31, 2011
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$1,914,092	$444,371	$(26,370)	$2,332,093	$1,827,302	$404,554	$(28,584)	$2,203,272
Hardgoods	1,357,502	4,984	(5)	1,362,481	1,297,343	4,533	(14)	1,301,862
Total net sales	3,271,594	449,355	(26,375)	3,694,574	3,124,645	409,087	(28,598)	3,505,134

Cost of products sold (excluding depreciation)	1,441,482	233,396	(26,375)	1,648,503	1,413,164	218,716	(28,598)	1,603,282
Selling, distribution and administrative expenses	1,222,697	130,749	27,274	1,380,720	1,131,263	120,258	28,412	1,279,933
Restructuring and other special charges (benefits), net	-	-	6,426	6,426	-	-	18,261	18,261
Costs (benefits) related to unsolicited takeover attempt	-	-	-	-	-	-	(7,870)	(7,870)
Depreciation	178,759	16,061	-	194,820	168,026	14,198	-	182,224
Amortization	16,171	3,779	-	19,950	15,075	3,766	-	18,841
Operating income	$412,485	$65,370	$(33,700)	$444,155	$397,117	$52,149	$(38,803)	$410,463

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended
	December 31,
	2012	2011
Earnings per diluted share	$1.05	$0.93
Restructuring and other special charges (benefits), net	(0.01)	0.02
Costs (benefits) related to unsolicited takeover attempt	-	(0.01)
Multi-employer pension plan withdrawal charges	-	0.03
Adjusted earnings per diluted share	$1.04	$0.97

	Three	(Guidance Range)			(Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	March 31, 2013		Ended	March 31, 2013
	Mar. 31,			Mar. 31,
	2012	Low	High	2012	Low	High

Earnings per diluted share	$1.12	$1.17	$1.23	$4.00	$4.40	$4.46

Adjustments to earnings per diluted share:
Restructuring and other special charges (benefits), net	0.05	0.01	0.01	0.19	0.07	0.07
Gain on sale of businesses	-	-	-	-	(0.07)	(0.07)
Costs (benefits) related to unsolicited takeover attempt	-	-	-	(0.06)	-	-
Multi-employer pension plan withdrawal charges	-	-	-	0.04	-	-
Income tax benefits	(0.06)	-	-	(0.06)	-	-

Adjusted earnings per diluted share	$1.11	$1.18	$1.24	$4.11	$4.40	$4.46
Year-over-year change		6%	12%		7%	9%

Guidance for adjusted earnings per diluted share excludes Business Support Center restructuring and other special charges (benefits), net, and the gain on the sale of businesses.

The Company believes its adjusted earnings per diluted share financial measure provides investors meaningful insight into its earnings performance without the impact of Business Support Center restructuring and other special charges (benefits), net, the gain on the sale of businesses, costs (benefits) related to Air Products’ unsolicited takeover attempt, multi-employer pension plan withdrawal charges, and income tax benefits related to the LLC reorganization and foreign tax liability true-up. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share financial measure may be different from adjusted earnings per diluted share financial measures provided by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Reconciliations of adjusted operating income and adjusted operating margin:

	Three Months Ended
	December 31,
(In thousands)	2012	2011

Net sales	$1,207,708	$1,153,751

Operating income	$147,279	$131,019

Operating margin	12.2%	11.4%

Adjustments to operating income:
Restructuring and other special charges (benefits), net	(1,729)	2,431
Costs (benefits) related to unsolicited takeover attempt	-	(1,170)
Multi-employer pension plan withdrawal charges	-	3,404
Adjusted operating income	$145,550	$135,684

Adjusted operating margin	12.1%	11.8%

The Company believes its adjusted operating income and adjusted operating margin financial measures help investors assess its operating performance without the impact of Business Support Center restructuring and other special charges (benefits), net, costs (benefits) related to Air Products’ unsolicited takeover attempt, and multi-employer pension plan withdrawal charges. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted operating income and adjusted operating margin financial measures may be different from the adjusted operating income and adjusted operating margin financial measures provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	December 31,
(In thousands)	2012	2011

Operating income - trailing four quarters	$589,913	$526,263
Adjustments to operating income:
Restructuring and other special charges (benefits), net	12,613	18,261
Costs (benefits) related to unsolicited takeover attempt	-	10,504
Multi-employer pension plan withdrawal charges	-	4,304
Adjusted operating income - trailing four quarters	$602,526	$559,332

Average of total assets	$5,362,288	$5,033,985
Average of current liabilities (exclusive of debt)	(519,787)	(504,061)
Average capital employed	$4,842,501	$4,529,924

Return on capital	12.4%	12.3%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow

Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Nine Months Ended
	December 31,
(In thousands)	2012	2011

Net cash provided by operating activities	$405,058	$341,051

Adjustments to cash provided by operating activities:
Stock issued for Employee Stock Purchase Plan	12,781	11,361
Tax benefit realized from the exercise of stock options	33,352	10,914
Net cash expenditures related to unsolicited takeover attempt	-	35,084
Cash expenditures related to multi-employer pension plan withdrawals	-	18,323
Adjusted cash from operations	451,191	416,733

Capital expenditures	(244,052)	(263,398)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	7,718	12,199
Operating lease buyouts	3,946	9,218
Adjusted capital expenditures	(232,388)	(241,981)

Free cash flow	$218,803	$174,752

The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provide investors meaningful insight into its ability to generate cash from operations, excluding the impact of net cash expenditures related to Air Products’ unsolicited takeover attempt and multi-employer pension plan withdrawal charges, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the repayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures may be different from adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provided by other companies.

CONTACT:
Airgas, Inc.
Investor Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com
or
Media Contact:
Doug Sherman, 610-902-6270
doug.sherman@airgas.com